CURRENT REPORT FOR ISSUERS SUBJECT TO THE
1934 ACT REPORTING REQUIREMENTS

FORM 8-K

SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act

Date of Report  (Date of Earliest Event Reported): May 10, 2011

Radient Pharmaceuticals Corporation
 (Exact name of registrant as specified in its charter)

Delaware	001-16695	33-0413161
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2492 Walnut Avenue, Suite 100, Tustin, California, 92780-7039
 (Address of principal executive offices (zip code))

714-505-4461
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a - 12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13d-4(c))

Section 2: Financial Information

Item 2.04: Triggering Events that Accelerate or Increase a Direct Financial Obligation

On January 30, 2011 we entered into a securities purchase agreement with 5 accredited investors for a private financing.  We closed the financing contemplated by the securities purchase agreement on January 31, 2011 and received approximately $7,500,000 in gross proceeds pursuant to the sale of convertible notes pursuant to the securities purchase agreement.  Net proceeds from the financing were approximately $6,820,000.  In connection with the closing of the transactions, we issued Convertible Promissory Notes in the aggregate principal amount of $8,437,500 (the “Notes”), at a purchase price of $888.88 for each $1,000 of principal amount of Notes, which are initially convertible into an aggregate of 14,062,500 shares of our common stock (“Note Shares”) to the Investors, and the Investors also received: (i) Series A Warrants (“Series A Warrants”) to purchase an aggregate of 14,062,500 shares of our common stock  (“Series A Warrant Shares”) at an initial exercise price of $0.67 per share and (ii) Series B Warrants (“Series B Warrants,” together with the Series A Warrant, the Warrants’) to purchase an aggregate of 7,031,250 shares of our common stock (the “Series B Warrant Shares,” together with the Series A Warrant Shares, the “Warrant Shares”) at an initial exercise price of $0.8175  per share for their investment.  Each of the Warrants has a term of five (5) years from the date the Warrants are initially exercisable.    For further information about the Notes and the Warrants, we direct your attention to the Current Report on Form 8-K that we filed on January 31, 2011.

We are required to pay a certain portion of the Notes (“Installment Amount”) back on the first day of each month during the term of the Note, beginning on March 1, 2011, in cash or shares of our common stock.  As of May 1, 2011, the outstanding principal of the Notes is $6,750,000.  The total Installment Amount due on May 1, 2011 was $843,750.  We are also required under the terms of the Notes to maintain a cash balance at all times of no less than $2,250,000 in unrestricted cash (the “Cash Reserve”).  The May 1 Installment Amount would cause our cash balance to go below the Cash Reserve; accordingly we did not make the Installment Amount that was due on May 1, 2011, which is an event of default under the Notes.

Upon the occurrence of an event of default under the Note, the Note holder has the right to force us to redeem all or any portion of such holder’s Note in cash.  As of May 10, 2011, we received redemption notices from all of the investors of the financing demanding we redeem the entire amount outstanding on the Notes as of May 1, 2011. Accordingly, we are required to pay $8,618,311 pursuant to the redemption notices and such payment is due within 5 business days of receipt of such notices.  Based on when we received the redemption notices, we are required to pay one investor on May 9, 2011 and the remaining 4 investors on or before May 12, 2011.

The amount listed above includes the required late charge equal to interest on the May Installment Amount at the rate of 24% per annum from May 1, 2011 through May 10, 2011; however, such interest will accrue until the date we pay the amount due.  Additionally, we are required to pay a registration delay payment of 1.5% of the aggregate purchase price each month until the registration statement registering the shares of common stock underlying the notes and warrants issued pursuant to the financing is declared effective.

In furtherance of our efforts to reserve cash for our operations rather than the repayment of debt, we are reaching out to the Note holders to reach an amicable solution with them regarding the default and payment owed.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RADIENT PHARMACEUTICALS CORPORATION

By:	/s/ Akio Ariura
Name: Akio Ariura
Title: CFO

Dated: May 11, 2011